Exhibit 3.7

EXECUTION VERSION

TENFOLD CORPORATION

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

CONVERTIBLE PREFERRED CLASS A STOCK

($0.001 par value)

I, the undersigned, Robert P. Hughes, of TenFold Corporation, a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, do hereby make this Amended and Restated Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect on the date hereof:

RESOLVED, that, pursuant to Article IV of the Certificate of Incorporation (which authorizes 2,000,000 shares of Preferred Stock, $0.001 par value, 1,500,000 shares of which are presently issued and outstanding), and that the voting powers, designation and preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions of Convertible Preferred Class A Stock are as follows:

(1) Number and Designation. 1,812,009 shares of the Preferred Stock of the Corporation shall be designated as Convertible Preferred Class A Stock (the “Convertible Preferred Class A Stock”).

(2) Rank. The Convertible Preferred Class A Stock shall, with respect to rights on liquidation, winding up and dissolution of the Corporation, rank prior to the Other Equity Securities (as hereafter defined).

(3) Dividends.

(a) The holders of the shares of Convertible Preferred Class A Stock shall be entitled to receive when, as and if the Board of Directors declares a dividend in respect of the Common Stock (as hereafter defined), out of funds legally available for the payment therefor, dividends, in an amount equal to that which such holders of the shares of Convertible Preferred Class A Stock would have received had such holders held the number of shares of Common Stock to which such shares of Convertible Preferred Class A Stock could be converted on the record date for such dividend on such shares of Common Stock or, if no record date for such dividend has been established, on the date of payment of such dividend.

(b) Each quarter, the Board of Directors will consider whether to declare a dividend, out of funds legally available for the payment of dividends.

EXECUTION VERSION

(c) All dividends paid with respect to shares of the Convertible Preferred Class A Stock pursuant to the foregoing provisions of Section (3) shall be paid pro rata based on the number of shares of Common Stock to which such shares of Convertible Preferred Class A Stock could be converted on the record date or the date of payment of such dividend, as applicable.

(4) Liquidation Preference.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Convertible Preferred Class A Stock then outstanding shall be entitled to be paid, before any payment shall be made to the holders of any Other Equity Securities, out of the assets of the Corporation available for distribution to its stockholders, for each share of Convertible Preferred Class A Stock outstanding an amount in cash equal to $4.1986 per share (the “Liquidation Preference”). If the assets of the Corporation, or the proceeds thereof, are not sufficient to pay in full the liquidation payments payable on each outstanding share of Convertible Preferred Class A Stock, then each such share shall share ratably in such distribution of assets, or the proceeds thereof, in accordance with the amount which would be payable on such distribution if the amount to which each outstanding share of Convertible Preferred Class A Stock is entitled was paid in full. Except as provided in the preceding sentences, the holders of the shares of Convertible Preferred Class A Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

(5) Conversion.

(a) A holder of shares of Convertible Preferred Class A Stock (a “Holder”) may convert such shares, at the option of such Holder at any time and from time to time, and without the payment of additional consideration, into shares of Common Stock of the Corporation. For the purposes of such conversion, each share of Convertible Preferred Class A Stock shall be convertible on the Conversion Date into a number of shares of Common Stock equal to the Conversion Ratio. If a Holder converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be determined by multiplying the Conversion Ratio by the number of all shares of Convertible Preferred Class A Stock converted. Immediately following such conversion, the rights of the holder of the converted shares of Convertible Preferred Class A Stock with respect to such converted shares shall cease and the Person entitled to receive the Common Stock upon the conversion of Convertible Preferred Class A Stock shall be treated for all purposes as having become the owner of the shares of Common Stock into which such shares of Convertible Preferred Class A Stock have been converted.

(b) To convert Convertible Preferred Class A Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Convertible Preferred Class A Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Convertible Preferred Class A Stock, (B) notify the Corporation at such office that it elects to convert Convertible Preferred Class A Stock and the number of shares it wishes to convert, (C) state in writing the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax if required pursuant to Section (5)(d) hereof. In the event that a holder fails to notify the Corporation of the number of shares of Convertible Preferred Class A Stock which it

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wishes to convert, it shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. As soon as practical following the Conversion Date, the Corporation shall deliver to the holder a certificate for the number of full shares of Common Stock issuable upon the conversion, and a new certificate representing the unconverted portion, if any, of the shares of Convertible Preferred Class A Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. The holder of record of a share of Convertible Preferred Class A Stock at the close of business on a record date with respect to the payment of dividends on the Convertible Preferred Class A Stock will be entitled to receive such dividends with respect to such share of Convertible Preferred Class A Stock on the corresponding dividend payment date, notwithstanding the conversion of such share after such record date and prior to such dividend payment date.

(c) The Corporation shall not issue any fractional shares of Common Stock upon conversion of Convertible Preferred Class A Stock. Instead the Corporation shall pay a cash adjustment based upon the closing price of the Common Stock on the Business Day prior to the Conversion Date.

(d) If a Holder converts shares of Convertible Preferred Class A Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the Holder shall pay any such tax that is due primarily because the shares are issued in a name other than the holder’s name.

(e) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Convertible Preferred Class A Stock in full. All shares of Common Stock that may be issued upon conversion of Convertible Preferred Class A Stock shall be fully paid and nonassessable.

(f) In case the Corporation shall at any time after March 30, 2006 (the “Date of Issuance”) subdivide (by any stock split, stock dividend or otherwise) the outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision shall be proportionately increased, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination shall be proportionately reduced. In case the Corporation shall at any time after the Date of Issuance subdivide (by any stock split, stock dividend or otherwise) the outstanding shares of Convertible Preferred Class A Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Convertible Preferred Class A Stock shall be combined into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination shall be proportionately increased.

EXECUTION VERSION

(g) No adjustment in the Conversion Ratio need be made until all cumulative adjustments amount to 1% or more of the Conversion Ratio as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section (5) shall be made to the nearest 1/100th of a cent or to the nearest 1/100,000th of a share, as the case may be.

(h) For purposes of this Amended and Restated Certificate of Designations, “Common Stock” includes any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which is not subject to redemption by the Corporation. However, subject to the provisions of Section (5)(k) below, shares issuable on conversion of shares of Convertible Preferred Class A Stock shall include only shares of the class designated as Common Stock of the Corporation on the Date of Issuance or shares of any class or classes resulting from any reclassification thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which are not subject to redemption by the Corporation; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

(i) Whenever the Conversion Ratio is adjusted, the Corporation shall promptly mail to holders of Convertible Preferred Class A Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent for the Convertible Preferred Class A Stock, if any, a certificate from the Corporation briefly stating the facts requiring the adjustment and the manner of computing it.

(j) If:

(A) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another Person, or takes any action that would trigger the conversion and other rights set forth in Section (5)(k), or

(B) there is a dissolution or liquidation of the Corporation;

then the Corporation shall mail to holders of the Convertible Preferred Class A Stock, first class, postage prepaid, a notice stating the proposed record and/or effective date, as the case may be, and summarizing any rights such holders may have under Section (5)(k) hereof, including without limitation, the right to make any Election (as hereafter defined). The Corporation shall mail the notice at least fifteen (15) days before such date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (A) or (B) of this Section (5)(j), nor shall it materially and adversely affect the rights of a Holder to make an Election (as hereafter defined) hereunder.

(k) In the case of (i) any consolidation, reorganization or merger of the Corporation (including as a result of a tender offer) with or into any other entity or other transaction which will result in the Corporation’s stockholders immediately prior to such transaction not holding, as a result of such transaction, at least a majority of the direct or indirect

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voting power of the surviving or continuing entity or entities controlling the surviving or continuing entity, or (ii) the sale or transfer of all or substantially all of the assets of the Corporation which will result in the Corporation’s stockholders immediately prior to such sale not holding, as a result of such sale, at least a majority of the direct or indirect voting power of the purchasing entity, then each Holder immediately prior to such transaction shall receive the Liquidation Preference, to be paid by such surviving or purchasing entity, as the case may be, in cash within thirty (30) days after the closing of such triggering transaction; unless such Holder elects (such action, the “Election”) the conversion of such Holder’s shares of Convertible Preferred Class A Stock, such that upon consummation of such transaction, each share of Convertible Preferred Class A Stock shall automatically convert into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Class A Stock is convertible immediately prior to such transaction. The Corporation shall not have the power to effect any transaction referenced in (i) or (ii) of this Section (5)(k) unless the agreement or plan of merger or consolidation for such transaction provides that the surviving or purchasing entity, as the case may be, shall pay such Liquidation Preference to holders of Convertible Preferred Class A Stock who fail to make such Election. In order to exercise the rights set forth in this Section (5)(k), a Holder shall mail to the Corporation, first class, postage prepaid, within ten (10) days of receiving the notice required in Section (5)(j), a notice setting forth such Holder’s Election. In the case of any consolidation, reorganization or merger other than as described in clause (i) above or any reclassification involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property, then, following any such transaction, each share of Convertible Preferred Class A Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such transaction into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of Convertible Preferred Class A Stock immediately prior to such transaction would have been entitled to receive pursuant to such transaction. Appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the Holder’s rights and interests thereafter, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Convertible Preferred Class A Stock.

(l) In any case in which this Section (5) shall require that an adjustment as a result of any event becomes effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (i) the issuance to the holder of any shares of Convertible Preferred Class A Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Ratio in effect immediately prior to adjustment, and (ii) the payment, if any, to such holder of an amount of cash in lieu of a fractional share of Common Stock; provided, however, that this Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares of Common Stock or such payment, if any, in lieu of such fractional share.

EXECUTION VERSION

(m) Any determination which the Board of Directors must make pursuant to Section (5), if made in good faith, is conclusive. The Board of Directors shall have the power (acting in good faith) to resolve any ambiguity in this Section (5).

(6) Pre-Emptive Rights.

(a) As long as any shares of Convertible Preferred Class A Stock are outstanding, the Corporation shall, prior to any issuance by the Corporation of any new securities (other than debt securities with no equity feature), offer to each Holder by written notice the right, for a period of fifteen (15) days after receipt of such notice, to purchase up to that portion of such new securities that is equal to the proportion that the number of shares of Common Stock issuable upon conversion of the Corporation’s Convertible Preferred Class A Stock owned by such Holder immediately prior to the issuance of the new securities, bears to the total number of shares of Common Stock outstanding immediately prior to the issuance of the new securities (for this purpose, including all shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon conversion of all outstanding Convertible Preferred Class A Stock plus the number of shares of Common Stock then issuable upon conversion or exercise of all outstanding options and warrants to acquire Common Stock). Purchases made pursuant to this Section (6) shall be made in cash at an amount equal to the price per share for which such new securities are to be issued.

(b) The Corporation shall promptly, in writing, inform each Holder that elects to purchase all the shares available to it (a “Fully Exercising Holder”) of any other Holder’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully Exercising Holder may elect to purchase that portion of the new securities for which the Holders were entitled to subscribe, but which were not subscribed for by the Holders, that is equal to the proportion that the number of shares of Common Stock issuable upon conversion of the Corporation’s Convertible Preferred Class A Stock owned by such Fully Exercising Holder immediately prior to the issuance of the new securities, bears to the total number of shares of Common Stock outstanding immediately prior to the issuance of the new securities (for this purpose, including all shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon conversion of all outstanding Convertible Preferred Class A Stock plus the number of shares of Common Stock then issuable upon conversion or exercise of all outstanding options and warrants to acquire Common Stock). Purchases made pursuant to this Section (6)(b) shall be made in cash at an amount equal to the price per share for which such new securities are to be issued.

(c) The preemptive rights of the Holders pursuant to this Section (6) shall not apply to securities issued (i) upon conversion of any of the Convertible Preferred Class A Stock, (ii) as a stock dividend or upon any subdivision, split, combination or recapitalization of shares of Common Stock, provided that the securities issued pursuant to such stock dividend, subdivision, split, combination or recapitalization are limited to additional shares of Common Stock, (iii) to employees, directors or consultants pursuant to plans approved by the Board of Directors, including the exercise of options to purchase Common Stock or stock appreciation rights granted to employees, directors or consultants of the Corporation under plans approved by

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the Board of Directors, or (iv) by the Corporation in connection with a joint venture, strategic alliance or acquisition (in which the Corporation survives) which has been approved by the Board of Directors, (v) to banks, landlords, lenders or equipment lessors in connection with financings approved by the Board of Directors, or (vi) pursuant to a bona fide acquisition of another company by merger, purchase of substantially all assets or other reorganization, which acquisition has been approved by the Board of Directors.

(d) The Corporation’s written notice to the Holders given pursuant to Section 6(a) shall describe the new securities proposed to be issued by the Corporation and specify the number, price and payment terms. Each Holder may accept the Corporation’s offer as to the full number of new securities offered to it or any lesser number, by written notice thereof given by it to the Corporation prior to the expiration of: (i) pursuant to Section (6)(a) above, the aforesaid fifteen (15) day period and (ii) pursuant to Section (6)(b) above, the ten (10) day period commencing after the day the Corporation notifies such Fully Exercising Holders of the under subscription of the new securities, in which event, at a closing scheduled by mutual agreement of the parties, the Corporation shall promptly sell and such Holder shall purchase, upon the terms specified, the number of new securities agreed to be purchased by such Holder.

(e) The Corporation shall be free at any time prior to one hundred eighty (180) days after the later of the expiration dates described in Sections 6(d)(i) and 6(d)(ii), as applicable, to offer and sell to any third party or parties the number of such new securities not agreed by the Holders to be purchased by them, at a price and on payment terms no less favorable to the Corporation than those specified in such notice of offer delivered to the Holders by the Corporation pursuant to Section 6(a). However, if such third party sale or sales are not consummated within such one hundred eighty (180) day period, the Corporation shall not sell such new securities as shall not have been purchased within such period without again complying with this Section (6).

(f) The Holders of at least a majority of the outstanding shares of Convertible Preferred Class A Stock, voting as a single class, may waive any provision contained in this Section (6).

(g) The rights of Holders under this Section (6) shall expire and become void and of no effect immediately upon the date which is two years after the initial Date of Issuance.

(7) Mandatory Conversion.

(a) The Board of Directors shall have the right to effect the conversion of all the issued and outstanding shares of Convertible Preferred Class A Stock into Common Stock (the “Mandatory Conversion Right”) on a date of its choosing at any time after the closing price of the Common Stock has exceeded five dollars ($5.00) per share, as appropriately adjusted, for thirty (30) consecutive trading days after the Date of Issuance (the “Mandatory Conversion Date”), provided that the closing price of the Common Stock on the Mandatory Conversion Date exceeds five dollars ($5.00) per share. The ratio at which such a mandatory conversion shall be effected is equal to the Conversion Ratio in effect on the Mandatory Conversion Date, and the calculation and effect of such mandatory conversion shall be consistent with the provisions regarding voluntary conversions set forth in Section (5).

EXECUTION VERSION

(b) The Board of Directors shall give each Holder written notice of its exercise of the Mandatory Conversion Right by first class mail, postage prepaid, within ten (10) days after the Mandatory Conversion Date. After the exercise of the Mandatory Conversion Right, each Holder may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with payment in lieu of fractional shares to which such holder may be entitled. Following the Mandatory Conversion Date, until such time as a Holder shall surrender its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock, dividends and other distributions, if any, issuable pursuant to this Section (7).

(8) Voting Rights.

(a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of the Corporation’s stockholders (or by written consent of stockholders in lieu of a meeting), each Holder will be entitled to cast that number of votes equal to the number of shares of Common Stock issuable upon conversion of such Holder’s Convertible Preferred Class A Stock as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by other provisions of the Certificate of Incorporation (including this Amended and Restated Certificate of Designations), the Holders shall vote together with the holders of Common Stock, and with the holders of any other class or series of Preferred Stock the terms of which so provide, as a single class.

(b) So long as any shares of Convertible Preferred Class A Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose of the holders of at least a majority of the shares of Convertible Preferred Class A Stock then outstanding, take, permit, effect or validate (or agree to take) any action that would:

(i) alter or change the rights, preferences or privileges of the Convertible Preferred Class A Stock so as to materially or adversely affect such rights, preferences or privileges;

(ii) increase or decrease the authorized number of shares of Convertible Preferred Class A Stock; or

(iii) authorize for issue or obligate the Corporation to issue any Other Equity Security that ranks senior to or on a parity with the Convertible Preferred Class A Stock with respect to voting, dividend or liquidation rights, provided, however, that nothing in this Section (8)(b)(iii) shall apply to or abridge in any way the Corporation’s right to issue additional shares of Common Stock.

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(9) Issuance and Amendment.

(a) The Corporation will not issue more than 2,000,000 shares of Convertible Preferred Class A Stock.

(b) Shares of Convertible Preferred Class A Stock which have been issued and reacquired by the Corporation in any manner, including shares purchased, converted or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) return to the status of authorized but unissued Convertible Preferred Class A Stock of the Corporation.

(c) Upon any such reacquisition by the Corporation, a certificate identifying the shares reacquired, stating that reissuance of such shares is prohibited and reciting the retirement of such shares shall be executed, acknowledged and filed in accordance with provisions of the laws of the State of Delaware.

(10) Transfer and Lending of Shares. No transfer of shares of Convertible Preferred Class A Stock shall be effective until such transfer is registered on the books of the Corporation, provided that the Corporation shall promptly register on its books any transfer that complies with the terms of the Amended and Restated Certificate of Designations, the Applicable Securities Purchase Agreement and applicable federal and state securities laws. Each certificate representing shares of Convertible Preferred Class A Stock issued on March 30, 2006 must bear the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES OR “BLUE SKY” LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF MARCH 29, 2006, BY AND AMONG THE COMPANY AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY AND MAY BE OBTAINED BY THE HOLDER UPON WRITTEN REQUEST TO THE COMPANY.”

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Each certificate representing shares of Convertible Preferred Class A Stock issued on December 19, 2006 must bear the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES OR “BLUE SKY” LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF DECEMBER 19, 2006, BY AND AMONG THE COMPANY AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY AND MAY BE OBTAINED BY THE HOLDER UPON WRITTEN REQUEST TO THE COMPANY.”

(11) Definitions. The following terms, as used herein, have the following meanings:

“Applicable Securities Purchase Agreement” means (i) with respect to shares of Convertible Preferred Class A Stock issued on March 30, 2006, the Securities Purchase Agreement, dated as of March 29, 2006, by and among the Corporation and the Purchasers named therein, or (ii) with respect to shares of Convertible Preferred Class A Stock issued on December 19, 2006, the Securities Purchase Agreement, dated as of December 18, 2006, by and among the Corporation and the Purchasers named therein.

“Business Day” shall mean any day other than a Saturday, Sunday, federal holiday or day on which banking institutions in New York are authorized or obligated by law or executive order to be closed.

“Certificate of Incorporation” shall mean the Fourth Amended and Restated Certificate of Incorporation of the Corporation.

“Common Stock” means the Common Stock, par value, $0.001 per share, of the Corporation.

“Conversion Date” means the date on which the holder satisfies all the requirements for conversion set forth in Section (5)(b) above.

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“Conversion Ratio” means the ratio of Common Stock to Convertible Preferred Class A Stock equal to 13.54387, subject to adjustment from time to time as set forth herein.

“Convertible Preferred Class A Stock” shall have the meaning set forth in Section (1).

“Corporation” shall have the meaning set forth in the first sentence hereof.

“Date of Issuance” shall have the meaning set forth in Section 5(f).

“Election” shall have the meaning set forth in Section 5(k).

“Fully Exercising Holder” shall have the meaning set forth in Section 6(b).

“Holder” shall have the meaning set forth in Section 5(a).

“Liquidation Preference” shall have the meaning set forth in Section (4).

“Mandatory Conversion Date” shall have the meaning set forth in Section (7)(a).

“Mandatory Conversion Right” shall have the meaning set forth in Section (7)(a).

“Other Equity Securities” means all classes or series of equity securities of the Corporation other than the Convertible Preferred Class A Stock.

“Person” means any individual, corporation, partnership, trust, association or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(12) General Provisions. The headings of the Sections of this Amended and Restated Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, TenFold Corporation has caused this Amended and Restated Certificate of Designation to be signed and attested by the undersigned this 18th day of December, 2006.

TenFold Corporation

By
	Name:	Robert P. Hughes
	Titles:	Chief Financial Officer and Secretary